UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
June 27, 2006

MARWICH II, LTD.
(Exact name of registrant as specified in its charter)

Colorado	000-51354	84-0925128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 N. LaSalle Street, Suite 2100 Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 264 -2682
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The purposes for filing this amended report is to clarify that the reports of Miller and McCollom, the Company’s former auditors did not contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles for either of the Company’s past two fiscal years.

Item 4.01 Changes in Registrant's Certifying Accountant

On June 23, 2006, Marwich II, Ltd (the "Company"), Pride Equities, Inc., Marq J. Warner and Michael R. Deans (the “Shareholders”) entered into a Stock Purchase Agreement (the “Agreement") with American Ethanol, Inc., a Nevada corporation (“American”). Pursuant to the Agreement, American has purchased from the Shareholders an aggregate of 3,343,200 shares of the Company’s common stock held by the Shareholders (the “Shares”) for an aggregate purchase price of $675,000 (the “Acquisition”). As a result of the consummation of the sale of the Shares to American pursuant to the Agreement, American now owns approximately 88.3% of the outstanding stock of the Company and, consequently, has a controlling interest in the Company. American used its own funds to complete the purchase of the Shares.

As a result of the Acquisition, on June 27, 2006, Miller and McCollom, Certified Public Accountants, the independent accountant previously engaged since October 13, 2004 as the principal accountant to audit the financial statements of Marwich, was formally dismissed as auditors for the Company. The decision to dismiss Miller and McCollom was made on or about June 27, 2006, and approved by the Board of Directors after it was determined, that after the Acquisition, it would be most appropriate for Marwich to have auditors familiar with American's operations to serve in that capacity for the Company.

In conjunction with Miller and McCollom’s dismissal, effective as of June 27, 2006, the Company engaged McGladrey & Pullen, LLP, Certified Public Accountants who are familiar with the historical financial statements of American and its subsidiaries, as the principal accountant to audit the financial statements of Marwich.

The audit report of Miller and McCollom on the Company's financial statements as of January 31, 2005 and the results of its operations, changes in its stockholders’ equity and its cash flows for the years ended January 31, 2004 and January 31, 2005 and the period from October 13, 2004 (date of development stage) through January 31, 2005, and the audit report of Miller and McCollom on the Company’s financial statements as of January 31, 2006, and the results of its operations, changes in its stockholders' equity and its cash flows for the years ended January 31, 2006 and 2005, and the period from October 13, 2004 (date of development stage) through January 31, 2006 (the "Audit Period") did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except the reports included an explanatory paragraph wherein they expressed substantial doubt about the Company's ability to continue as a going concern. During the Audit Period, and during the period up to the dismissal of Miller and McCollom and through the appointment of McGladrey & Pullen, LLP, Certified Public Accountants, as the Company's new independent accountants, there were no disagreements with Miller and McCollom on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Marwich has provided a copy of this disclosure to Miller and McCollom, and requested that they furnish them with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Company and, if not, stating the respects in which they do not agree. A copy of the former accountants' response is included as an exhibit to this report.

Item 9.01 — Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this Report:

16.1 — Letter from Miller and McCollom to the SEC dated July 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marwich II, Ltd. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARWICH II, LTD.

Date: July 24, 2006	/s/ William Maender
William Maender
Chief Financial Officer